                                                                      EXHIBIT 11



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A of The Analytic Series Fund (comprising of the Short-Term Government, Master Fixed Income, and Enhanced Equity Portfolios) (File No. 33-55758) of our report dated February 6, 1998 appearing in the annual report to shareholders for the year ended December 31, 1997 of The Analytic Series Fund (comprising of the Short-Term Government, Master Fixed Income, and Enhanced Equity Portfolios), and to the references to us under the headings "Financial Highlights" in the Amendment, dated May 1, 1998, to the Prospectus dated October 20, 1997 and "Financial Statements" in the Amendment, dated May 1, 1998, to the Statement of Additional Information dated October 20, 1997, all of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
May 1, 1998